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                                   EXHIBIT 21

Subsidiaries of the Registrant
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LoJack International Corporation, a Delaware corporation

LoJack of New Jersey Corporation, a Delaware corporation

Recovery Systems, Inc., *a Florida corporation

LoJack Holdings Corporation, a Massachusetts corporation

LoJack Venture Corporation, a Massachusetts corporation

LoJack of Pennsylvania Inc., a Delaware corporation

LoJack FSC, Ltd., a Barbados company

LoJack Arizona, LLC, a Delaware limited liability corporation

LoJack Recovery Systems Business Trust, a Massachusetts business trust

Vehicle Recovery Systems Company, a Canadian corporation

*In Florida, Recovery Systems, Inc. does business under its trade name "LoJack of Florida"